Exhibit 10.1
This deed is made on 4 March 2026
Andrew Oddie
c/o FUNKO UK, Ltd

Dear Andy
1. BACKGROUND
1.1     The terms of this deed (the “Letter”) are subject to, and in consideration of, your continued employment with FUNKO UK, Ltd (the “Employer”) under your contract of employment dated 12 May 2022, as amended from time to time (the "Employment Agreement”), including (without limitation) via a deed dated 1 May 2024 (the “May 2024 Letter”) and a deed dated 9 September 2024 (the “September 2024 Letter”).
1.2     We hereby make express reference to the relocation terms set out in the September 2024 Letter between you, the Employer and FUNKO, Inc. (the “Relocation Terms”).
1.3     By executing this Letter, you hereby agree to the amendments to your Employment Agreement, your wider terms and conditions of employment and the Relocation Terms which are set out in this Letter.
1.4     Unless otherwise defined herein, all capitalised terms in this Letter are as defined in the Employment Agreement or the September 2024 Letter.
1.5    Save as expressly stated below, this Letter shall become effective on the date specified above (having been executed by both parties).
1.6     The changes made in this Letter are not intended to reduce your status or responsibilities and do not alter your base salary, target bonus opportunity, equity entitlements, severance entitlements or benefits. Without limitation, nothing in this Letter varies the May 2024 Letter (save in relation to your job title) or any Equity Documentation (including the Retention Grant).
1.7     The Employer agrees that it will not exercise its right to terminate your employment without cause with immediate effect under clauses 3.3(d) and 3.11 of the Employment Agreement before the 4th year anniversary of the Effective Date, provided that nothing in this Letter shall prevent the Employer from terminating your employment for Cause at any time in accordance with the terms of clause 3.3(b) and 3.5 of the Employment Agreement
2. CHANGE OF JOB TITLE AND DUTIES
2.1     With effect from 4 March 2026, your job title and role shall be Chief International Officer (the “New Role”). Any previous references to your job title or role in the Employment Agreement and in any prior amendments shall be amended, read and construed accordingly.
2.2     You will carry out such duties in the New Role as required in order to discharge any reasonable and proper requirements of this position, including (without limitation) such duties as may be assigned to you by the Employer in accordance with the Employment Agreement or as may otherwise be agreed with you from time to time.
1.

3. CONTINUATION OF REPORTING LINE
3.1     In the New Role, you shall continue to report directly to the Funko group’s Chief Executive Officer Josh Simon (or any replacement Chief Executive Officer from time to time).
4. RELOCATION
4.1     With effect from 4 March 2026, in the New Role, your place of work shall be as set out in Clause 6.1 of your Employment Agreement, together with any relevant overseas travel pursuant to Clause 6.2. This shall mean, for the avoidance of doubt, that you will no longer have a primary place of work or residence in the United States.
4.2     The parties agree that the Relocation Terms (including, without limitation, all “Relocation” or “Relocation Period” arrangements referenced therein such as the Relocation Stipend, London-Los Angeles travel and relocation reimbursements) shall end on 28 February 2026, save that:
(a)     any properly incurred and evidenced relocation reimbursements and benefits accrued on or before 28 February 2026 shall remain claimable in accordance with the Relocation Terms; and
(b)     any provisions expressly stated in the Relocation Terms to survive termination shall so survive.
4.3     For the avoidance of doubt, this shall mean that the Relocation Period (as defined in the September 2024 Letter) shall cease to operate on and from 28 February 2026. Without limitation, Paragraph 2.6 of the September 2024 Letter shall apply accordingly and the Milestones (as defined in the September 2024 Letter) and the duties specified in the Schedule to the September 2024 Letter shall cease to apply on and from 28 February 2026.
5. GENERAL
5.1     If these changes are acceptable to you, please sign, date and return one copy of the Letter, appropriately witnessed. All other terms of your Employment Agreement and your wider terms and conditions of employment shall remain unchanged and will continue in full force and effect.
5.2     This Letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart. Each counterpart shall constitute an original but all counterparts together shall constitute one and the same instrument.
5.3     This Letter is governed by and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

2.

IN WITNESS of which this Letter has been executed and delivered as a deed on the first date written above.

EXECUTED, but not delivered until the date specified on page 1, as a deed By FUNKO UK, Ltd	/s/ Tracy D. Daw
Acting By	Director

Witness’s Signature:	/s/ Kalai Wineland
Full Name:	Kalai Wineland
Address:

EXECUTED, but not delivered until the date specified on page l, as a deed By FUNKO, Inc. (solely with respect To Clause 4.2 and Clause 4.3 of this Letter)	/s/ Tracy D. Daw
Acting By	Chief Legal Officer

Witness’s Signature:	/s/ Kalai Wineland
Full Name:	Kalai Wineland
Address:

3.

EXECUTED, but not delivered until the date specified on page 1, as a deed By Andrew Oddie in the presence of:	/s/ Andrew Oddie

Witness’s
Signature:	/s/ Rachel Cross
Full Name:	Rachel Cross
Address:

4.